EXHIBIT 10.31

LEASE AGREEMENT

DATED

AUGUST______, 2010

FROM

South Office at the Crossings LLC

TO

ADI Time LLC

FOR PREMISES LOCATED AT

Suite 250

Land Unit 2 of the

Crossings Park Land Condominium

200 Crossings Boulevard, Warwick, Rhode Island

ARTICLE I Reference Data, Definitions and Exhibits
l.l	Data and Definitions
l.2	Effect of Reference to Data

ARTICLE II Premises and Term
2.l	Premises
2.2	Term
2.3	Delivery of Possession

ARTICLE III Improvements
3.l	Performance of Work and Approval
3.2	Tenant's Submission Requirements
3.3	Punchlist
3.4	Building Maintenance

ARTICLE IV Rent

4.l	Annual Fixed Rent
4.2	Definition of Lease Year
4.3	Late Payments of Rent

ARTICLE V Real Estate Taxes
5.l	Tenant Taxes

ARTICLE VI Common Areas
6.l	Common Areas
6.2	Use of Common Area
6.3	Common Area Maintenance Costs

ARTICLE VII Utilities and Services
7.1	Utilities and Charges Therefore
7.2	Provision of Access and Utilities
7.3	Repairs
7.4	Business Continuity Plan

ARTICLE VIII Tenant's Additional Covenants
8.l	Affirmative Covenants
8.l.1	Conduct of Business
8.l.2	Rules and Regulations
8.l.3	Maintenance
8.l.4	Compliance with Law
8.l.5	Payment for Tenant's Work

8.l.6	Indemnity and Liability Insurance
8.l.7	Landlord's Right to Enter
8.1.8	Personal Property at Tenant's Risk
8.1.9	Payment of Landlord's Cost of Enforcement
8.1.10	Yield Up
8.2	Negative Covenants
8.2.l	Assignment, Subletting, Etc.
8.2.2	Overloading, Nuisance, Etc.
8.2.3	Installation, Alterations or Additions
8.2.4	Trade Fixtures and Landlord's Lien

ARTICLE IX Casualty or Taking
9.l	Landlord to Repair or Rebuild
9.2	Termination in Event of Taking
9.3	Landlord Reserves Award
9.4	Abatement of Rent
9.5	Landlord’s Insurance

ARTICLE X Defaults
l0.l	Events of Default - Tenant
l0.2	Landlord Remedies
l0.3	Events of Default - Landlord
l0.4	Tenant’s Remedies
l0.5	Remedies Cumulative
10.6	Right to Cure Default
10.7	Effect of Waivers of Default
10.8	Payment of Cost of Enforcement

ARTICLE XI – Security Deposit
11.1	Security Deposit (intentionally omitted)

ARTICLE XII – Miscellaneous Provisions
12.1	Notices from One Party to the Other
12.2	Quiet Enjoyment
12.3	Brokerage
12.4	Lease not to be Recorded
12.5	Bind and Inure: Limitation of Landlord's Liability
12.6	Acts of God
12.7	Waiver of Subrogation
12.8	Status Certificate
12.9	Rights of Mortgagee; Subordination; Estoppel Certificate
12.10	No Accord and Satisfaction
12.11	Applicable Law and Construction
12.12	Warranties
12.13	Submission not an Option
12.14	Holdover by Tenant; Tenant at Will

12.15	Tenancy at Sufferance
12.16	Not a Partnership
12.17	Joint and Several Liability
12.18	Items Included in Rent
12.19	Signs
12.20	Environmental Indemnity
12.21	Compliance with Laws; Handicap Access
12.22	Parking
12.23	Security
12.24	Crossings Park Land Condominium
12.25	Relationship Disclosure
12.26	Renewal Option
12.27	Moving Allowance
12.28	Expansion Options
12.29	Right of First Refusal
12.30	Access
12.31	Signage

Exhibits

The exhibits listed below in this Section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A (Part 1):	Plan showing the Complex.
EXHIBIT A (Part 2):	Plan showing the Premises.
EXHIBIT A (Part 3):	Plan showing the Building and Parking Areas.
EXHIBIT B:	Description of Landlord's Work
EXHIBIT C:	Permitted Exceptions.
EXHIBIT D:	Description of Tenant’s Work.
EXHIBIT E:	Specification For Sign Criteria.
EXHIBIT F:	Landlord and Tenant Submission Requirements
EXHIBIT G:	Specification For Janitorial Schedule
EXHIBIT H:	Parking Plan
EXHIBIT I:	SNDA Agreement
EXHIBIT J:	Mortgagees
EXHIBIT K:	Condominium Documents
EXHIBIT L:	Environmental Site Assessment

LEASE AGREEMENT
This Lease (the “Lease”) is made as of ___ day _________ , 2010 (the “Execution Date”) by and between South Office at the Crossings LLC, a Rhode Island limited liability company (the “Landlord”), and ADI Time LLC, a Rhode Island Limited Liability Company (the “Tenant”).

ARTICLE I
Reference Data, Definitions and Exhibits

           l.l  Data and Definitions.

“Building”:	As defined in Section 2.1(b)

“Land” or “Unit”:	Land Unit 2 of the Crossings Park Land Condominium

“Landlord”:	South Office at the Crossings LLC

Address of Landlord:	c/o Carpionato Properties, Inc.
1414 Atwood Avenue
Johnston, RI 02919

With a copy to:

Angelo R. Marocco, Esquire
1200 Reservoir Avenue
Cranston, RI 02920

“Tenant”:	ADI Time LLC

Address of Tenant	ADI Time LLC
855 Waterman Avenue
East Providence, RI 02914

After the Commencement Date Tenant’s
Address will be:

ADI Time LLC
200 Crossings Boulevard
Suite 250
Warwick, RI 02888

With a copy to:

“Premises”:	As defined in Section 2.1

“Initial Term”:	Five (5) years

“Renewal Term” or “Renewal Terms”	One (1) Five (5) year term commencing upon the expiration of the Initial Term

“Term”	the Initial Term and any Renewal Term, collectively

“Fixed Rent”:
A	B	C	D
Lease Year	Monthly Rent ( = C / 12)	Annual Rent (= Square Footage of Premises X D)	Per Square Foot
Original Term
Months 1 - 3	$0.00	$0.00	$0.00
Months 4 - 12	$9,333.24	$111,998.91	$21.50
2	$9,441.77	$113,301.22	$21.75
3	$9,550.29	$114,603.53	$22.00
4	$9,658.82	$115,905.85	$22.25
5	$9,767.35	$117,208.16	$22.50
Option Period - rent shall be not less than
6	$9,767.35	$117,208.16	$22.50
7	$9,767.35	$117,208.16	$22.50
8	$9,767.35	$117,208.16	$22.50
9	$9,767.35	$117,208.16	$22.50
10	$9,767.35	$117,208.16	$22.50

This Fixed Rent Chart is based upon an assumed rentable square footage for the Premises being 5,209.25square feet which is an estimate only until the plans are prepared by Landlord’s Architect with Tenant’s requirements and have been approved by Tenant and Landlord as.  At such time as the final square footage is determined in accordance with the provisions of Section 2., the parties agree to enter into an amendment to substitute this chart with a new Fixed Rent Chart calculated  based on the actual rentable square footage.

“Additional Rent”	Any and all other changes, fees and expenses payable by Tenant to Landlord hereunder, including, but not limited to, those fees set forth in Sections 5.1 and 6.3

“Rent Commencement Date”	The Ninetieth (90th) Day following the Commencement Date

“Delivery Date”:	December 15, 2010.

“Security Deposit”:	None.

“Tenant’s Proportionate Share”:
A. As to costs associated with the Building shall be 8.48%  which is obtained by dividing the rentable area of the product Premises by the rentable area of the Building
B. as to costs associated with the Second floor of the Building is 24.88% . which is the product obtained by dividing the rentable area of the Premises by the rentable area of all premises in the second (2nd) floor of the Building.
2nd floor rentable area totals 20,940 square feet.

“Permitted Use”:
Tenant shall use and occupy the Premises for general office use. Landlord represents that the Tenant’s intended use of the Premises is not in violation of current zoning or the building’s Certificate of Occupancy, any covenant, condition or restriction on the Building as existing or pending at the time of this proposal.

“Parking Spaces”	5 unreserved spaces per thousand square feet of rentable square footage of the Premises.

Public Liability Insurance Limits:	$2,000,000 per occurrence /$5,000,000 aggregate (Landlord) $500,000 per occurrence/$1,000,000 aggregate (Tenant)

           l.2  Effect of Reference to Data.  Each reference in this Lease to any of the titles and definitions contained in Section l.l shall be construed to incorporate the data stated under that title.

ARTICLE II

Premises and Term

              2.l Premises

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, Suite 250 of the Building containing 5,209.25 square feet of rentable space and 4,685 square feet of usable space(based upon a common area factor of 11.19%) as more particularly identified on Exhibit A, Part I and II together with the right to use certain improvements owned by Landlord, situated within the Complex as shown on Exhibit A (Part 2) and labeled “The Premises” together further with the appurtenances specifically granted in this Lease, but reserving and excepting to Landlord the underground use of the Premises located under the building the right to install, maintain, use, repair and replace pipes, ducts, conduits, wires and appurtenant underground utilities below the floor slab or above the ceiling grid of the Premises in locations which will not materially interfere with Tenant's use thereof or access thereto and serving other parts of the Complex (the “Premises”).  The term "Complex" wherever used herein, shall be deemed to mean the entire area shown on Exhibit A (Part 1) and all contiguous land hereafter leased or acquired by Landlord and added to the Complex, and the entire development on said area including any and all structures, parking facilities and common facilities now or hereafter built thereon, or as they may, from time to time, be reduced by eminent domain takings or dedications to public authorities or disposition or demolition by Landlord of any part thereof.

Notwithstanding the foregoing, during the sixty (60) day period following the Commencement Date (as hereinafter defined), Tenant shall be entitled to have its licensed architect remeasure the rentable area of the Premises in accordance with BOMA standards, and in the event that Tenant's Architect’s measurements reflect that the actual rentable area of the Premises is less than the amount set forth above, then the Annual Fixed Rent, Tenant's Proportionate Share and other applicable provisions of this Lease shall be proportionately adjusted effective as of the Commencement Date and Landlord and Tenant shall execute an amendment to this Lease for the purpose of confirming such adjustments.  "BOMA standards" shall mean the "Standard Method for Measuring Floor Area in Office Buildings" published by the Building Owners and Managers Association International as publication ANSI/BOMA Z65-1996, approved on June 7, 1996 by the American National Standards Institute, Inc. (provided, however, that the new shared hallway on the second floor shall not be counted as common area in making such calculation but shall be deemed landlord’s leased area).

           (a) Appurtenances. The Premises is leased to Tenant subject to and with the benefit of the easements, rights, restrictions, agreements and encumbrances of record hereto and with the benefit of all the rights contained in this Lease and all the rights appurtenant to this Lease and to the Premises by operation of law.

(b) The Building. The term “Building” as used herein shall mean the three (3) story building located upon the Land as set forth on Exhibit B attached hereto, which Building contains approximately 61,436 square feet of gross floor area (usable) located at 200 Crossings Boulevard, Warwick, Rhode Island.

2.2  Term.  The Initial Term of this Lease shall commence upon the earlier of fifteen (15) days after the Delivery of Possession as defined in Section 2.3 of the Lease (the “Commencement Date”) or Tenant’s opening for business to the public in the Premises and shall end Five (5) years thereafter.  Notwithstanding the foregoing, in the event that Landlord has not completed the improvements specified in Article III of this Lease so as to allow Tenant to assume occupancy of the Premises by the Commencement Date then, in that event, the Commencement Date shall be postponed to the date that Landlord has substantially completed the Premises but no later than December 31, 2010 subject to force majeure matters.

                      2.3  Delivery of Possession .

(a)           Landlord shall be deemed to have delivered possession of the Premises to Tenant (the “Delivery of Possession”) on the date on which the latest of all of the following shall have occurred:

(i)           Actual possession of, and unrestricted access to, the Premises shall have been delivered to Tenant free of all leases (other than this Lease) and occupants.

(ii)           Landlord shall have completed Landlord’s Work (as hereinafter defined), Tenant’s Work (as defined in Exhibit D hereto) and all material elements of the Common Areas (as hereinafter defined) of the Building as is depicted in the Specifications (as hereinafter defined), and caused all building systems servicing the Premises to be fully operational and functioning.

(iii)           Landlord shall have obtained all inspections, approvals and certificates of occupancy required from all applicable governmental authorities with respect to the completion of Landlord’s Work, the Building and Tenant’s occupancy of the Premises; provided, however, that a temporary certificate of occupancy shall meet the requirements of this Section 2.3(a)(iii) provided a final certificate of occupancy is eventually obtained and Tenant’s occupancy is not disturbed.

(b)           Tenant shall be entitled to enter the Premises ten (10) days prior to the Delivery Date for the purpose of installing furniture, fixtures and equipment and preparing the Premises for move in.

ARTICLE III

Improvements

3.l  Performance of Work and Approval of Landlord's Work. Landlord shall cause the work required by Exhibit B to be performed, at Landlord’s sole cost and expense, including without limitation, the completion of construction of the Building and the completion of the Premises as provided therein (the “Landlord’s Work”).  Landlord may not make any material changes in such work without approval of Tenant, which Tenant agrees will not unreasonably be withheld, conditioned or delayed.  Landlord will commence the Landlord’s Work soon as practical after execution hereof.  Landlord shall construct Landlord's Work in a good and workmanlike manner, in compliance with the requirements of Exhibits B and F and the Specifications (as hereinafter defined), and in compliance with all applicable laws, ordinances, and governmental regulations, including without limitation, the Americans with Disabilities Act.

           3.2  Tenant's Submission Requirements.  No later than forty-five (45) days after the Execution Date, Landlord, at Landlord’s sole cost and expense, shall provide to Tenant complete working drawings and specifications of the Premises (“Specifications”), which shall detail and specify the design and construction standards which are to be employed by Landlord in the build-out of the Premises.  The Specifications shall conform to the criteria specified on Exhibits B, D and F.  Within fifteen (15) business days of its receipt of Specifications, Tenant shall be obligated to notify Landlord of its approval or disapproval of all or any portion of the Specifications.  In the event that Tenant disapproves of the Specifications within the aforesaid time periods, Tenant shall notify the Landlord in writing of its disapproval and provide to Landlord a detailed list of the items and matters of the Specification for which it disapproves.  Landlord shall within ten (10) business days of Landlord’s receipt of Tenant’s notice of disapproval, make such changes and modifications to the Specifications as are necessary to have same meet with the approval of Tenant.   Promptly upon the commencement of the Landlord’s Work, Landlord shall furnish Tenant with a construction schedule setting forth the projected completion dates therefor and showing the deadlines for any actions required to be taken by Tenant during such construction, and Landlord may from time to time during construction of the Landlord’s Work modify or amend such schedule.  Landlord shall make diligent efforts to meet such schedule, as the same may be modified or amended.

3.3           Punchlist.                      Within ten (10) days after Delivery of Possession, Tenant  and Landlord shall conduct a walk-through inspection of the Premises with Landlord’s Contractor and generate a written punch-list specifying those decoration and other punch-list items which require repair and/or completion, which items Landlord shall thereafter diligently complete within thirty (30) business days of Landlord’s receipt of the punch-list or as soon thereafter as commercially feasible.  Landlord shall also remedy latent defects of which Tenant gives notice to Landlord with reasonable promptness.

3.4  Building Maintenance.  Landlord shall, at Landlord’s sole cost and expense (except as otherwise provided in Article IX, Section 8.1.4 and in the case of damage caused by any  negligence of Tenant that is not covered by insurance maintained or required to be maintained by Landlord), maintain the Building in good condition and repair, reasonable wear and tear excepted.  Tenant acknowledges that Landlord will still be constructing the improvements in the Building for other tenants during the Term, and Landlord agrees that it shall not unreasonably interfere with Tenant’s use and occupancy of the Premises during its performance of such improvements.  Should the construction and maintenance of the Building require that the electrical service to the Premises be interrupted, Landlord shall provide to the Tenant with at least forty-five (45) days prior notice.  To the extent commercially reasonable, all such construction and maintenance that would require an interruption in the electrical service to the Premises shall be performed on weekends and off-hours.

ARTICLE IV

Rent

4.l Annual Fixed Rent.  Tenant covenants and agrees to pay as rent (“Rent”) to Landlord at the address of Landlord set forth above (or such other place as Landlord may by notice in writing to Tenant from time to time direct) equal monthly installments of one-twelfth (l/l2th) of the Annual Fixed Rent in advance commencing on the Rent Commencement Date; and thereafter on or before the first (1st) day of each calendar month of the Initial Term.  Rent due for any partial month shall be prorated accordingly

4.2  Definition of Lease Year.  "Lease Year" shall mean, in the case of the first Lease Year, the twelve (l2) full calendar months plus the partial month, if any, following sixty (60) days after the Commencement Date of the Term.  Thereafter, "Lease Year" shall mean each successive twelve (l2) calendar month period following the expiration of the first Lease Year, except that in the event of the termination of this Lease on any day other than the last day of a Lease Year, then the last Lease Year shall be the period from the end of the preceding Lease Year to such date of termination.

4.3  Late Payments of Rent.  If any installment of Rent is paid more than ten (l0) days after the date the same was due and from Tenant’s receipt of written notice from Landlord, the unpaid Rent shall bear interest at a rate of two percent (2%) over the then prime rate as set forth in the money rates of the Wall Street Journal (unless such rate be usurious as applied to Tenant, in which case the highest permitted legal rate shall apply) which shall begin to accrue upon notice by the Landlord to Tenant. Notwithstanding the foregoing, Landlord agrees to waive the first (1st) late fee in a Lease Year during the Term.

ARTICLE V

Real Estate Taxes

5.1  Tenant Taxes. For the purposes hereof, the “Base Year” shall be the year 2011; provided, that such Base Year real estate taxes, as well as the real estate taxes for each Lease Year, shall be adjusted to reflect a ninety-five percent (95%) occupied assessed building at its leased value if said Building is not fully assessed as a completed structure, or not fully occupied, during that time.  During the Term, Landlord shall be responsible to annually pay real estate taxes betterments, assessments or other municipal, state or federal charges relating to the Land and the Building (“RE Taxes”) in an amount not to exceed the RE Taxes assessed to the Land and the Building as of the Base Year.  Each year after the Base Year, Landlord shall provide to Tenant a photocopy of the bill for RE Taxes for such applicable tax year.  Tenant shall pay as Additional Rent Tenant’s Proportionate Share of any increases in RE Taxes above the RE Taxes assessed during the Base Year.  In no event shall Tenant be obligated to pay any interest or penalties imposed upon Landlord for late payment or otherwise, except as provided in this Article V (unless incurred at or due to Tenant’s request).  Any increase in RE Taxes above the Base Year, as adjusted, for any calendar year thereafter occurring during the Term shall be apportioned so that Tenant shall pay Tenant’s Proportionate Share of only that portion of the increase of RE Taxes for such tax year as it falls within the Term.  Notwithstanding anything contained in this paragraph to the contrary, if the RE Taxes in any calendar year after the Base Year shall be lower than the RE Taxes for the Base Year, Tenant shall be entitled to a credit, based on Tenant’s Proportionate Share of such decrease, which credit shall be applied to the following year’s billing for increased RE Taxes.  In the event such reduction to RE Taxes occurs during the last year of the Term, such credit amount shall be refunded to Tenant.  In the event that any credit amount due hereunder to Tenant results from Landlord prosecuting a successful legal proceeding with regard to the RE Taxes, Landlord shall be entitled to retain twenty-five percent (25%) of any such credit amount due Tenant.    Notwithstanding the foregoing provisions of this Article V to the contrary, RE Taxes shall not include (i) Landlord’s federal or state or local income, franchise, inheritance or estate taxes, (ii) profit, privilege, capital levy, excise, succession, gift, deed, conveyance or transfer taxes, (iii) any penalties or interest for the late payment of RE Taxes; or (iv) any portion thereof that is allocable to any building capital improvements made after the Building was fully assessed as a completed and occupied unit and this Lease was signed, except to the extent the additional improvements directly benefit all tenants or at least directly benefits the Tenant.

ARTICLE VI

Common Areas

6.l  Common Areas.  Landlord shall make available to Tenant at all times during the Term within the Complex all parking areas, driveways, truckways, delivery passages, common truck loading areas, access and egress roads, walkways, sidewalks, malls, landscaped and planted areas (collectively, the "Common Areas").  Landlord shall operate, manage, equip, light, repair and maintain the Common Areas for their intended purposes and provide for the removal of snow and ice therefrom, in good and clean condition and repair (reasonable wear and tear excepted), and in a manner consistent with Class A office complexes in the Providence, Rhode Island metropolitan area, it being understood and agreed that Landlord shall not be liable for any inconvenience or interruption of business or other consequences resulting from the making of repairs, replacements, improvements, alterations or additions or from the doing of any other work, by or at the direction of Landlord, to or upon any of such Common Areas.  Landlord may from time to time change the size, location and nature of any Common Area and temporarily close any Common Area to make changes or repairs therein and do such other acts in and to the Common Areas as in its judgment may be necessary or desirable to improve the convenience thereof.  For the avoidance of doubt, the term “Common Areas” shall also include the common entry drive with associated landscaping extending from Route 5 through the Complex and labeled “Entry Drive” on Exhibit A (Part 1), all parking and landscape areas, all lobbies, stairwells, elevators, all loading areas, utility closet areas, areas open to the public and to all employees, invitees and agents of all tenants within the Building.

6.2 Use of Common Area.  During the Term, Tenant and its concessionaires, officers, employees, agents, customers and invitees shall have the right, in common with Landlord and all others to whom Landlord may from time to time grant rights, to use the Common Areas for their intended purposes subject to such reasonable rules and regulations as Landlord may from time to time reasonably impose, including the designation of specific areas in which cars owned by Tenant, its concessionaires, officers, employees, customers and agents must be parked.  Tenant agrees after notice thereof to abide by such reasonable rules and Tenant shall not solicit business in the parking or other Common Areas; nor shall Tenant distribute any handbills or other advertising matter in automobiles parked in the parking area or in other Common Areas.

6.3 Common Area Maintenance Costs.  During the Term, Landlord shall be responsible to annually pay Common Area Maintenance Expenses in an amount not to exceed the Common Area Maintenance Expenses payable as of the Base Year, which for purposes of this section shall be the year 2011.  Commencing in the first year following the Base Year, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any and all increases in current year Common Area Maintenance Expenses over the Common Area Maintenance Expenses for the Base Year.  The term “Common Area Maintenance Expenses” shall mean the total cost and expense incurred in operating and maintaining the Building and the Common Areas in and adjoining the Building for use by Tenant and the other tenants of the Building and Complex and the concessionaires, officers, employees, agents, customers and invitees of Tenant.  Common Area Maintenance Expenses shall specifically include, without limitation, all the maintenance, repair and operating duties required of Landlord in Section 6.1, including gardening and landscaping; the cost of public liability and property damage insurance; repairs; the cost of fire and extended coverage insurance on the Building; rental or business interruption insurance; pumping, cleaning, repairing, and rebuilding of all drainage systems and leaching fields; sanitary control; removal of snow, trash, rubbish and other refuse; the costs of security, seal coating, line painting, and heating and cooling of internal Common Areas; all water and sewer charges for the Building whether consumed in any tenant space or the Common Areas; lighting of the parking areas; and lighting of the Building.  The Additional Rent to be paid shall be paid as part of Rent, on a monthly basis, and at the times and in the fashion herein provided for the payment of Annual Fixed Rent.  In addition to the foregoing, Common Area Maintenance Expenses will include janitorial services for the Premises, which Landlord shall cause to be provided in accordance with Exhibit G.  Notwithstanding the foregoing, all annual Common Area Maintenance Expenses shall not increase by more than three (4%) percent per year on a non-cumulative, non-compounded basis, excluding snow removal, utilities and insurance.  In addition, Common Area Maintenance Expenses shall not include (a) repairs and general maintenance paid from proceeds of insurance or by a tenant or other third parties, (b) alterations attributable to tenants in, or other occupants of the Complex or vacant rentable space in the Complex, (c) the cost of capital improvements, replacements or expenses, and such other costs that, under generally accepted accounting principals (“GAAP”), consistently applied would be considered capital or are otherwise outside normal costs and expenses in connection with the operation, cleaning, management, security, maintenance and repair of similar buildings, (d) depreciation, (e) principal or interest payments or ground lease payments relating to the Complex, (f)  lease commissions or marketing costs, (g) costs, repairs or other work occasioned by fire, windstorm or other casualty or condemnation, (h) rental concessions granted to tenants or costs associated with the negotiation, execution or enforcement of this Lease or leases with other tenants, (i) costs incurred in connection with the sale, financing, refinancing or mortgaging of all or any portion of the Complex, (i) any penalties or liquidated damages Landlord pays under this Lease or to any other tenants or occupants of the Complex, (l) costs associated with correcting any violation of law, or to comply with laws enacted after the Execution of the Lease, (l) political or charitable contributions, (m) reserves of any kind, including, without limitation, replacement reserves and reserves for bad debts or lost rent or any similar charge not involving the payment of money to third parties; (n) wages or salaries of employees over the rank of building superintendent; (o) expenses resulting from any violation by Landlord of the terms of any lease of space in the Building or Complex or of any ground or underlying lease or mortgage to which this Lease is subordinate; (p) costs of compliance with the Americans with Disabilities Act, as from time to time amended, and the rules and regulations thereunder; and (q) any cost and expense incurred by or on behalf of Landlord in removing and disposing or causing to be removed or disposed hazardous or toxic substances or materials, or any cooling or chiller system and the chemicals used in such system from any part of the Building.

Landlord  shall deliver an annual statement Tenant by May 15th of each year during the Term setting forth in detail the Common Area Maintenance Expenses.

Tenant shall be entitled to inspect Landlord’s books and records related to the costs and expenses and Additional Rent at any time within one hundred and eighty (180) days following Tenant’s receipt of Landlord’s annual statements for such Common Area Maintenance Expenses.  If the parties mutually agree as to any discrepancy, Landlord shall credit any overpayment toward the next Additional Rent payment falling due or pay such overpayment to Tenant within thirty (30) days of such determination. If the variance is ten percent (10%) or more in the aggregate, Landlord shall pay the reasonable costs of said inspection.  Tenant’s right of inspection shall expire on the one hundred and eightieth (180th) day from Tenant’s receipt thereof.

If the parties fail to agree on any such discrepancy, then such dispute will be resolved by an accounting firm mutually acceptable to both parties or, in the absence of agreement, by a regionally recognized accounting firm selected by lot after eliminating Landlord’s auditors, Tenant's auditor and one additional firm designated as objectionable by each of Tenant and Landlord.  The determination of any accounting firm so selected of the Common Area Maintenance Expenses shall be conclusive and binding upon the parties.  Each party shall be responsible for its own fees and costs, including attorneys’ fees, incurred in any such arbitration.

ARTICLE VII

Utilities, Services and Repairs

7.l  Utilities and Charges Therefore. Tenant agrees to pay directly to the authority charged with the collection thereof, all charges for directly metered gas, electricity and telephone utilities used or consumed in the Premises.  Landlord shall be responsible for payment of all charges for water and sewer utilities to the Building (which are included in the Common Area Maintenance Expenses).

It is currently anticipated that all gas & electricity utilities are not separately metered but are sub-metered. Tenant shall pay to Landlord as Additional Rent, on demand, Tenant's direct sub-metered share of such charges for such utilities and/or services at the rate charged by the respective utility company plus the fee charged by the company selected to read such meters and provide the billing with respect to the foregoing.

All of the electricity to operate the lights and plugs within the Premises shall be connected to a submeter which measures the electrical consumption (“Tenant;’s Submeter”).  The current HVAC system includes a VAV System within the Premises.  The VAV system within the Premises shall be connected to Tenant’s Submeter.

In addition,  the HVAC system on the rooftop of the Building serves not only the Premises but also serves also the common areas on the second (2nd)  floor of the Building (the “Rooftop HVAC Unit”).  All of the gas and electricity consumed by the Rooftop HVAC Unit  shall be separately submetered. Tenant shall pay to Landlord as Additional Rent, on demand, Tenant's Proportionate share of the submetered gas and electricity charges therefore.  Tenant’s proportionate share shall be based upon the usable square footage of the Premises versus the total square footage of the second (2nd) floor.

“With respect to all of the charges for which Tenant is responsible for under this section of the Lease, Tenant agrees to make its payment to Landlord no later than ten (10) days after receiving a billing with respect thereto from Landlord.  Any failure by Tenant to pay the Additional Rent and/or charges under this section of the lease shall constitute a default by Tenant of its obligations under this Lease.”

Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises, nor shall any interruption or failure entitle Tenant to an abatement of Rent.

Tenant agrees it will at all times keep sufficient heat in the Premises to prevent the pipes therein from freezing.

Landlord shall have the right to install a wireless intranet, Internet and communications network (“Landlord’s Wi-Fi”) within the Building or Complex for the use of itself or tenants and their respective employees and agents.  The cost of installation, maintenance, repair and any other cost associated with the operation of Landlord’s Wi-Fi network shall not be chargeable to Tenant as a Common Area Maintenance Expense or utility expense unless Tenant, at its sole discretion, subscribes to the Landlord’s Wi-Fi network, which shall be at rates not to exceed the rates charged to other tenants of the Complex.  Tenant shall have the right to install a wireless intranet, Internet and communications network (“Tenant’s Wi-Fi Network”) within the Premises for the use of Tenant and its employees, subject to this subsection and all other terms and conditions of this Lease.  Provided, however, that Tenant shall not solicit, suffer or permit other tenants or occupants of the Building or Complex to use Tenant’s Wi-Fi Network or any other communications service, including, without limitation, any wired or wireless Internet service that passes through, is transmitted through or emanates from the Premises

7.2           Provisions of Access and Utilities. Access for separately metered or accessed utilities, shall be provided upon Notice. Landlord shall further provide 24/7 card key access to the Building during off hours.  Landlord shall make available for Tenant’s nonexclusive use, the non-attended passenger elevator facilities of the Building, seven days per week, twenty-four (24) hours per day.  Subject to the other terms and provisions of this Lease and reasonable Building access restrictions from equipment and other measures that may be established by Landlord (for example, card key access), Tenant shall have access to the Premises seven (7) days per week, twenty-four (24) hours per day).  Landlord shall furnish during “Business Hours” heating, ventilation and air conditioning (“HVAC”) for the Common Areas as required for the comfortable and normal occupancy of the Premises based upon class A suburban office buildings.  For purposes of this Lease, the “Business Hours” shall mean 8:00 a.m. to 6:00 p.m. on Monday through Friday and 9:00 a.m. to 1:00 p.m. on Saturday (except holidays).  The cost of maintenance and service calls to adjust and regulate the HVAC system shall be charged to Tenant if the need for maintenance work results from either Tenant’s unreasonable adjustment of room thermostats or Tenant’s failure to comply with its obligations under the Lease.  Such work shall be charged at hourly rates equal to then-current journeyman’s wages for HVAC mechanics

7.3           Repairs. Landlord shall, as part of the Operating Expenses, repair and maintain in a reasonably good condition (a) the Building’s shell and other structural portions of the Building and Complex (including the roof and foundations, floor slabs and exterior walls), (b) the basic plumbing, heating, ventilating, air conditioning, sprinkler and electrical systems within the Building’s core and (c) the Common Areas; provided, however, to the extent such maintenance or repairs are required as a result of any negligence of Tenant or any of Tenant’s agents, employees, contractors, licensees or invitees, Tenant shall pay to Landlord, as additional rent, the costs of such maintenance and repairs.

7.4           Interruption of Services or Repairs. Anything in this Lease to the contrary notwithstanding, if the stoppage of services or a required repair, which Landlord is obligated to provide for Tenant, causes any portion of the Premises to become unusable by Tenant for more than twenty (20) consecutive days, then and in that event Tenant, as its sole remedy, shall be entitled to a pro-rata abatement of Fixed Rent as to such unusable portion of the Premises, commencing with the 2nd day that the same are unusable.

ARTICLE VIII

Tenant's Additional Covenants

8.l  Affirmative Covenants.  Tenant covenants at its expense at all times during the Term and such further time as Tenant occupies the Premises or any part thereof:

8.1.1  Conduct of Business.  To not occupy or use the Premises, or permit the same or any part thereof to be occupied, or used, for any purpose other than the Permitted Use except such other uses with the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and shall not permit or suffer anything to be done or kept in the office area which will constitute a nuisance or increase the rate of fire insurance on the Building or the contents thereof, or which will obstruct the public halls or stairways of the Building.  Tenant will comply with all requirements of all governmental authorities and with all laws, ordinances, rules, and regulations with respect to Tenant’s particular manner of occupancy or use of the Premises; provided, however, it being understood that Tenant shall not be, and Landlord shall be, responsible for complying with Laws or insurance requirements imposed on the Building generally and which would have to be complied with whether Tenant or any other tenants were then in occupancy of the Premises.  Nothing herein contained, however, shall be deemed to impose any obligation upon Tenant to make any structural changes or repairs unless necessitated by reason of a particular use by Tenant of the Premises. Landlord shall use reasonable efforts to cause other tenants in the Building to comply with Laws.  Landlord shall be responsible for complying with all Laws affecting the design, construction and operation of the Building (including the Premises to the extent Tenant is not required to comply therewith as provided for above) and Project or relating to the performance by Landlord of any duties or obligations to be performed by it hereunder. However, if by reason of the occupancy or use of the Premises by Tenant the rate of fire insurance on the building, its contents or the individual offices shall be increased, then in such event, Tenant shall be liable for and agrees to pay upon demand to Landlord the additional insurance premiums or payments caused by its occupancy or use of the Premises.

8.l.2  Rules and Regulations.  To store all trash and refuse within the Premises (it being acknowledged that Landlord shall be responsible for removing trash from the Premises as part of the janitorial services to be provided by Landlord pursuant to Exhibit G); to keep all drains inside the Premises clean; and to conform to all uniform and reasonable rules and regulations which Landlord may make in the management and use of the Complex, and to require such conformance by Tenant's employees, and that, subject to Section 12.24 of this Lease, Tenant, its concessionaires, officers, employees, agents, customers and invitees shall only park their vehicles in the areas designated by Landlord and, except for the reserved spaces, Landlord shall have the right to reasonably change the size and location of such designated parking areas throughout the term of this Lease so long as such parking areas are reasonably adequate for Tenant’s reasonable needs and Tenant’s parking ratio remains the same.  See Exhibit H attached hereto.

8.l.3  Maintenance.  Damage by fire or other casualty, reasonable wear and tear and repairs which are the responsibility of Landlord excepted, at Tenant's expense, to keep the interior, non-structural portions of the Premises, clean, neat and in good order, repair and condition.

8.l.4 Compliance with Law.  To keep the Premises equipped with all safety appliances required under applicable laws, ordinances, orders or regulations of any public authority because of Tenant’s use of the Premises (excluding equipment required to be installed, maintained, repairs and replaced by Landlord pursuant to the terms of this Lease); to procure any licenses and permits required for any such use (except that Landlord shall be required to obtain and provide Tenant with a certificate of occupancy for the Premises); to pay all municipal, county or state taxes assessed against the leasehold interest hereunder, or personal property of any kind owned by or placed in, upon or about the Premises by Tenant; and to comply with the orders and regulations of all governmental authorities, except that Tenant may defer compliance so that the validity of any such law, ordinance, order or regulation may be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord assurance, satisfactory to Landlord, against any loss, cost or expense on account thereof.  Notwithstanding the foregoing, Tenant will not be required to make any alterations or additions to the Building or the Premises in connection with any such governmental requirements and to the extent that any such alterations or additions are required, same shall be completed by Landlord at its sole cost and expense unless such governmental requirements relate to Tenant’s unique line of business and are not related to general office use.

8.l.5  Payment for Tenant's Work.  To pay promptly when due the entire cost of any work to the Premises undertaken by Tenant and to bond against or discharge any liens for labor or materials within twenty (20) business days after Tenant’s receipt of any written request by Landlord; to procure all necessary permits before undertaking such work; and to do all of such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements.

8.l.6  Indemnity and Liability Insurance.  Subject to Section 12.7 below, to defend, save harmless and indemnify Landlord (and such other persons as are in privity of estate with Landlord as may be set out in a written notice to Tenant from time to time) from all claims or damage to or of any person or property while on the Premises to the extent caused by the neglect, or other willful misconduct of Tenant, unless arising from the negligence, intentional acts or breach of this Lease by Landlord or other misconduct of Landlord, and from all claims or damage to or of any person or property in or about the Building or Complex occasioned by any neglect, or other willful misconduct of Tenant, unless arising from negligence, intentional acts or breach of this Lease by Landlord or other misconduct of Landlord; to maintain coverage with insurance companies having a rating of not less than “A” by Best's Insurance Reports, or a comparable rating agency,  qualified to do business in the state in which the Complex is located (which may include Tenant or its affiliates or subsidiaries) and in good standing therein public liability insurance covering the Premises insuring Landlord (and such other persons as are in privity of estate with Landlord as may be set out in a written notice to Tenant from time to time) as an additional insured as well as Tenant with limits which shall, at the commencement of the Lease Term, be at least equal to Public Liability Insurance Limits with a $1,000,000 per accident limit, and Workers’ Compensation Insurance with statutory limits covering all of Tenant's employees working in the Premises, and to deposit promptly with Landlord certificates for such insurance, and all renewals thereof, bearing a provision that the insuring company will endeavor to give Landlord thirty (30) days written notice in advance of any cancellation or lapse of the policy.  Landlord acknowledges and agrees that Tenant may satisfy the Public Liability Insurance Limits through a combination of public liability insurance and umbrella insurance coverages which, in total, equal or exceed such limits.  Notwithstanding any other provision of this Lease, Tenant shall have the right to include the Premises within a blanket policy of insurance including the Premises and other locations.

Subject to Section 12.7, Landlord shall defend, save harmless and indemnify Tenant (and such other persons as are in privity of estate with Tenant as may be set out in a written notice to Landlord from time to time) from all claims or damage to or of any person or property in or about the Complex or while on the Premises to the extent caused by the neglect, or other willful misconduct of Landlord, unless arising from the negligence, intentional acts or breach of this Lease by Tenant or other misconduct of Tenant.

           8.l.7  Landlord's Right to Enter.  To permit Landlord and its agents to examine the Premises upon twenty four (24) hours prior written notice, for any permissible reason hereunder, except in cases of emergency; to show the Premises to prospective purchasers and lenders; to show the Premises to prospective tenant’s two hundred seventy (270) days prior to the expiration of the term of this Lease; and to enter the Premises to make such repairs and replacements as Landlord is required, or may elect, to make, so long as work does not unreasonably interfere with Tenant’s use of or access to the Premises.

           8.l.8  Personal Property at Tenant's Risk.  That all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant may be on the Premises or elsewhere in the Complex, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, unless such loss or damage is a result of the negligence, willful misconduct or intentional acts of or breach of this Lease by Landlord, but only to the extent that Tenant is not insured.

           8.1.9 Payment of Enforcement Costs.  To pay on demand Landlord’s expenses, including reasonable attorney’s fees incurred in  curing any default by Tenant under this Lease as provided in Section 10.6.  If either Landlord or Tenant commences or engages in, or threatens to commence or engage in, any action or litigation against the other party arising out of or in connection with the Lease, the Premises, the Building, or the Complex, including but not limited to, any action for recovery of any payment owed by either party under the Lease, or to recover possession of the Premises, or for damages for breach of the Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys’ fees and other costs incurred in connection with the action and in preparation for said action.  This provision shall survive the termination of the Lease.

           8.1.10  Yield Up.  At the expiration of the Term or earlier termination of this Lease,  to remove all trade fixtures and personal property and all interior partitions installed by Tenant and such other installations made by Tenant as Landlord may request in writing at the time of such installation or Tenant may elect, to repair any damage caused by such removal, and to remove all Tenant's signs however located, except any improvements to the Premises undertaken pursuant to Exhibits B, C and E, and Building directory and monument signs, and to surrender all keys to the Premises and yield up the Premises (except for such interior partitions installed by Tenant and such other installations made by Tenant as Landlord shall request Tenant at the time of its approval of same, or Tenant shall elect, to remove), to broom clean and leave the Premises in substantially the same good order and repair in which Tenant is obligated to keep and maintain the Premises by the provisions of this Lease.  Any property not so removed within ten (10) days after written notice thereof from Landlord to Tenant shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by Landlord in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises.

           8.2  Negative Covenants.  Tenant covenants at all times during the Term and such further time as Tenant occupies the Premises or any part thereof:

           8.2.l  Assignment, Subletting, Etc.  Except in connection with a Permitted Transfer (as hereinafter defined), not, without on each occasion first obtaining the written approval of Landlord (which shall not be unreasonably withheld, delayed or conditioned), to assign, transfer, mortgage or pledge this Lease or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than Tenant.  Any attempted assignment, transfer, mortgage, pledge, sublease or other encumbrance, without such written consent shall be void, which written consent Landlord shall not unreasonably delay.  If approved by Landlord, written evidence of approval of such assignment, transfer, mortgage or pledge shall be delivered to Tenant within Ten (10) days of a request.  No assignment, transfer, mortgage, sublease or other encumbrance, whether or not approved, and no indulgence granted by Landlord to any assignee or sublessee, shall in any way impair the continuing primary liability (which after an assignment shall be joint and several with the assignee) of Tenant hereunder, and no approval in a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord's approval in the case of any other assignment or subletting.  Notwithstanding the foregoing, Landlord hereby grants the Tenant the right to assign the Lease or sublease any portion or all of the Premises without the consent of Landlord to: (i) a subsidiary or affiliated company or to any corporate successor (upon merger, consolidation or reorganization); (ii) any entity that controls, is controlled by, or is under common control with Tenant (the “Permitted Transfers”).  Notwithstanding anything to the contrary herein contained, Tenant hereby agrees that Tenant shall remain primarily liable for all obligations under this Lease notwithstanding any assignment or subletting whether or not Landlord’s consent is required.

           8.2.2  Overloading, Nuisance, Etc.  Not to injure, overload, deface or otherwise harm the Premises; nor commit any nuisance; nor permit the emission of any objectionable noise or odor; nor burn any trash or refuse within the Complex; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the cost of any of Landlord's insurance; nor use any advertising medium that may constitute a nuisance, such as loud-speakers, sound amplifiers, phonographs or radio or television broadcasts in a manner to be heard outside the Premises; nor do any act tending to injure the reputation of the Complex; store or dispose of trash or refuse on, or otherwise obstruct, the driveways, walks, malls, parking areas and other Common Areas in the Complex; nor park trucks or delivery vehicles outside the Premises so as to interfere unreasonably with the use of any driveways, walks or parking areas; nor permit Tenant's officers or employees to use any parking areas other than those designated by Landlord for such use or as permitted hereunder; nor use the walks for any purpose other than pedestrian traffic; nor permit or suffer any utility facility to be overloaded.  Notwithstanding anything contained herein, any installations, alterations or additions installed pursuant to Section 8.2.3 shall not be construed to be in breach this Section 8.2.2.

           8.2.3 Installation, Alteration or Additions.  Not to make any installations, alterations or additions (except that Tenant shall be permitted to make immaterial nonstructural alterations of the Premises without the prior approval of the Landlord), to the Premises that can be considered material and/or structural in nature, nor permit the painting or placing of any exterior signs, placards or other advertising media, awnings, aerials, antennas or flagpoles, or the like, without on each occasion obtaining prior written consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance, it being understood that exterior signs will not be permitted and that all other signs will be required to be consistent with the sign criteria set forth in Exhibit E.  Tenant agrees to employ for such work described in this Section 8.2.3 one or more responsible contractors whose labor will not interfere with other labor working in the Complex and to cause such contractors employed by Tenant to carry Workers’ Compensation Insurance in accordance with statutory requirements and Comprehensive Public Liability Insurance covering such contractors on or about the Premises in amounts at least equal to the limits set forth in Section l.l and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work.  Notwithstanding the foregoing, Landlord's consent shall not be required for any cosmetic changes or nonstructural alterations which cost less than $30,000 to complete.  Landlord shall inform Tenant at the time of its approval of proposed alterations whether such alterations require removal at the end of the Lease Term.

           8.2.4  Trade Fixtures and Landlord's Lien.  All trade fixtures, appliances and equipment owned by Tenant and installed in the Premises shall remain the property of Tenant and, provided same may be removed without causing any damage to the Premises, shall be removable from time to time and also at the expiration of the Term, or any extended period or other termination thereof.  Notwithstanding anything contained in this Lease to the contrary or which might be construed to the contrary, the Tenant may not remove any floor coverings, ceilings or ceiling material, walls or wall coverings or any plumbing, electrical, lighting, heating, or ventilation, air conditioning or any other mechanical or utility systems.  Notwithstanding any provision in the Lease to the contrary, Landlord shall not have and hereby expressly waives any and all constitutional, statutory and contractual liens against the assets or property of Tenant, and Tenant may remove such items at any time and from time to time.  Landlord agrees to execute and deliver to Tenant within ten (10) days following receipt of a written request therefore, such documents as may be reasonably requested by Tenant to evidence and confirm such waiver.

ARTICLE IX
Casualty or Taking; Landlord’s Insurance

           9.l Landlord to Repair or Rebuild.  In case the Premises or any part thereof shall be damaged or destroyed by fire or other casualty, or ordered to be demolished by the action of any public authority in consequence of a fire or other casualty, this Lease shall, unless it is terminated as provided below and in Section 9.2 or Section 9.3, remain in full force and effect and Landlord shall, at the earlier of one hundred eighty days (180) days after the date of the casualty or promptly after the receipt of the insurance proceeds for such damage or as soon as practicable, in the event that insurance proceeds shall not be available, proceed with the restoration of the Premises in substantially the condition in which the same existed prior to the damage with such changes as Landlord may desire to make, except for Tenant's stock and trade fixtures, furniture, furnishings, removable floor coverings, equipment, signs and other property, and Tenant shall promptly proceed with the restoration or replacement of Tenant's stock and trade, trade fixtures, furniture, furnishings, removable floor coverings, equipment, signs and all other property of Tenant and decorations in or around the Premises.  Notwithstanding the foregoing, in the event such repair is not completed within two hundred ten (210) days following the date of the casualty subject to force majeure considerations, Tenant shall have the right to terminate this Lease by written notice to Landlord at any time prior to Landlord’s completion of such repairs, in which event, Tenant shall have a reasonable period of time thereafter to move out of the Premises. Within forty-five (45) days of a fire or other casualty, Landlord shall notify Tenant whether or not Landlord intends to restore the Premises within the said two hundred ten (210) day period following said fire or other casualty.

9.2   Right to Terminate in Event of Casualty.  In the event (a) the Premises shall be damaged by fire or other casualty to the extent of more than Twenty-five (25%) Percent of the cost of replacement thereof, or (b) the Building in which the Premises is located shall be damaged by fire or other casualty to the extent or more than Twenty-five (25%) Percent of the aggregate cost of replacement of the Building, or (c) the Premises or the Building in which the Premises is located shall be damaged by fire or other casualty and either the loss shall not be covered by Landlord’s insurance or the net insurance proceeds (after deducting all expenses in connection with obtaining same) shall by reasonable anticipation be insufficient to pay for the repair or restoration work to be done by Landlord, then, in any such event Landlord may terminate this Lease by notice given within ninety (90) days after such event, and upon the date specified in such notice, which shall be not less than thirty (30) days nor more than sixty (60) days after the giving of said notice, this Lease shall terminate.  If restoration of the Premises shall be reasonably estimated to require more than 210 days to complete from the date of the casualty then, Tenant shall have the right, exercisable by notice to Landlord (“Tenant’s Notice”) within thirty (30) days after receipt by Tenant of the Landlord’s Notice or after the expiration of the 210 day period for completion of restorations as the case may be, to terminate this Lease effective not less than thirty (30) days after the date of Tenant’s Notice or the expiration of such 210 day period.  In the event the Premises shall be damaged by fire or other casualty to the extent of less than Ten (10%) Percent of the cost of the replacement thereof during the last two (2) years of the Term, then in any such event, Tenant may terminate this Lease by notice given within ninety (90) days after such event, and upon the date specified in such notice, which shall be not less than thirty (30) days nor more than sixty (60) days after the giving of said notice, this Lease shall terminate.  If the Premises shall be damaged by fire or other casualty to the extent of more than Ten (10%) Percent of the cost of replacement thereof during the last two (2) years of the Term, Tenant may terminate this Lease by notice given before Landlord commences any repair or restoration work and in any event within thirty (30) days after such damage and this Lease shall terminate upon the giving of such notice.

9.2.1  Substitute Office Space.  Notwithstanding the provisions of Sections 9.1 and 9.2, Landlord shall provide suitable substitute office space to Tenant at Tenant’s request in the event, and only in the event, that a casualty loss in the Building or Complex occurs that materially interferes with Tenant’s use of the Premises and it’s ability to conduct it business.

           9.3  Termination in Event of Taking.  If all the Premises are taken by eminent domain, this Lease shall terminate when Tenant is required to vacate the Premises.  If by a taking the floor area of the Premises is reduced by more than Five (5%) Percent thereof, or if said taking materially interferes with Tenant’s use of the Premises, this Lease may, at the option of either party, be terminated, as of the date when Tenant is required to vacate the portion of the Premises so taken, by written notice given to the other not more than thirty (30) days after the date on which the party desiring to terminate receives notice of the taking. If any portion of the parking lot is taken by eminent domain such that Landlord’s obligation to provide parking under Section 12.23 is impaired, Landlord shall provide such parking in the parking lot in the Complex as close as reasonably possible to the Building or shall reimburse Tenant for any costs incurred in acquiring such parking.  Notwithstanding the foregoing, in the event neither party elects to terminate this Lease, Landlord shall restore the Premises to an architectural whole within ninety (90) days after the date of such taking.

           9.4  Landlord Reserves Award.  Landlord reserves and excepts all rights to awards for damages to the Premises and the leasehold hereby created now accrued or hereafter accruing (not including a separate award for Tenant's moving expenses, if any, or awards for damages to Tenant's trade fixtures, interior partitions installed by Tenant and other installations made by Tenant which Tenant is entitled to remove upon termination of this Lease) by reason of anything lawfully done in pursuance of any public or other authority; and by way of confirmation Tenant grants to Landlord all Tenant's rights to such awards and covenants to execute and deliver such further instruments of assignment thereof as Landlord may from time to time request.

           9.5  Abatement of Rent.  In the event of any casualty or taking or in the event that any repairs, replacements, improvements, alterations, additions or any other work materially interferes with Tenant’s parking rights or use of or access to the Premises, a just proportion of the Rent payable hereunder, according to the nature and extent of the injury, shall be abated until completion of repairs or rebuilding or termination of this Lease, as the case may be; and in the case of a taking which permanently reduces the area of the Premises, or if following a casualty the restored Premises are smaller in area than the original area of the Premises, a just proportion of the rent shall be abated and Tenant’s Proportionate Share shall be reduced for the remainder of the Term.

           9.6         Landlord’s Insurance.  Landlord shall, at all times during the Lease Term  maintain commercial general liability insurance relating to Landlord’s operation of the Complex, including coverage for personal and bodily injury and death, and damage to others’ property, with limits which shall at all times during the term of this Lease be at least equal to those stated in Section 1.1 or for such higher limits as are customarily carried with respect to similar properties in the area where the Complex is located, insuring against injury or death to any person or persons and damage to property.  Landlord shall, at all times during the Term maintain a policy or policies of insurance with the premiums thereon fully paid in advance, insuring the Building, Complex and Leasehold Improvements against loss or damage by fire, explosion, or other hazards and contingencies for the full replacement value thereof.  Landlord shall, at all times during the Lease Term maintain (a)loss of rental income insurance or loss of insurable gross profits commonly insured against by prudent landlords, and (b) such other insurance (including boiler and machinery insurance) as Landlord reasonably elects to obtain or any Complex or Building mortgagee requires.  Landlord shall provide Tenant with certificates evidencing such coverage upon request.

ARTICLE X
Defaults

           l0.l  Events of Default - Tenant.  An “Event of Default” hereunder shall have occurred: (a) if Tenant shall default in the performance of any of its obligations to pay Rent, Annual Fixed Rent or Additional Rent, hereunder and if such default shall continue for ten (l0) days after Tenant’s receipt of written notice from Landlord designating such default, or if within thirty (30) days after Tenant’s receipt of written notice from Landlord to Tenant specifying any other non-monetary default or defaults Tenant has not commenced diligently to correct the default or defaults non-monetary so specified or has not thereafter diligently pursued such correction to completion, or (b) if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors, or (c) if Tenant's leasehold interest shall be taken on execution, or (d) if a petition is filed by Tenant or any guarantor of Tenant for adjudication as a bankrupt, or for reorganization or an arrangement under any provision of the Bankruptcy Act as then in force and effect, or (e) if any involuntary petition under any of the provisions of said Bankruptcy Act is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter, then, and in any of such cases, Tenant shall be in default under this Lease.  Upon the occurrence and during the existence of an Event of Default, Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and with demand or notice and with process of law (forcibly, if necessary) enter into and upon the Premises or any part thereof in the name of the whole and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects (forcibly, if necessary) without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant, and upon such entry or mailing as aforesaid, this Lease shall terminate, and Landlord, without notice to Tenant, may store Tenant's effects, and those of any person claiming through or under Tenant at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.  Notwithstanding anything to the contrary set forth above in this Section l0.l, if Tenant shall default in the performance of any of its obligations which Tenant has defaulted in more than twice previously in the same Lease Year (although Tenant shall have cured any such previous default after notice from Landlord and within the notice period) then Landlord lawfully may, but shall not be obligated to, immediately, or at any time thereafter during the existence of such default, and without demand or further notice, avail itself of and exercise any remedies permitted in this Section l0.l or by law, including but not limited to termination of this Lease.

           l0.2  Landlord’s Remedies.  In the event that this Lease is terminated under any of the provisions contained in Section l0.l or shall be otherwise terminated for breach of any obligation of Tenant under this Lease, Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total Rent reserved for the remainder of the Term over the rental value of the Premises for the balance of the Term.  In calculating the Rent reserved there shall be included, in addition to the Annual Fixed and all additional rent, the value of all other considerations agreed to be paid or performed by Tenant for the remainder, such amounts being discounted to present value at eight percent (8%) per annum.  Tenant further covenants as an additional and cumulative obligation after such ending to pay punctually to Landlord all the sums and perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated.  In calculating the amounts to be paid by Tenant under the first sentence of this Section 10.2. Tenant shall be credited with any amount paid to Landlord as compensation as in this Section l0.2 provided and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord's expenses in connection with such reletting, including, without limitation, all repossession cost, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may, at Landlord's option, be equal to or less than or exceed the period which would otherwise have constituted the balance of the Lease Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same, and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant's liability as aforesaid.

           Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

10.3.           Events of Default – Landlord.  The following events shall be deemed to be events of default by Landlord under this Lease:

(a)           Landlord within thirty (30) days after receiving written notice, fails to comply with a material term, provision or covenant of this Lease which failure materially and adversely affects Tenant’s use of Premises as an office use; or

(b)          Landlord makes a representation or warranty in this Lease, or in any certificate, demand or request made under this Lease that proves at any time to be incorrect in any material respect and the same materially and adversely affects Tenant’s use or its intended use of the Premises.

10.4           Tenant’s Remedies.  Upon the occurrence of any of the events of default described in 10.3 above, or elsewhere in this Lease, Tenant shall have the right of self help as well as all other rights and remedies at law and equity provided that if the default is of such a nature that Tenant is completely prevented from operating in the Premises for the Permitted Use for a period of one-hundred twenty (120) consecutive days, then, in that event, Tenant shall have the sole right to terminate this Lease, which right to terminate shall only exist after Landlord shall have been given an opportunity to cure such default within one-hundred twenty (120) days; further provided however that nothing contained herein shall obligate or subject the Landlord to consequential and/or indirect damages as a result of any occurrence or event of default by the Landlord under the terms of this Lease Agreement.

           l0.5  Remedies Cumulative.  Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.  Notwithstanding any provision in this Lease to the contrary, except for Tenant being liable to Landlord for consequential damages upon a violation by Tenant of the provisions of Section 12.20 of this Lease, (1) Neither Landlord nor Tenant shall be liable to the other for any consequential, exemplary or punitive damages or lost profits, (2) Landlord shall not be entitled to lock Tenant out of the Premises absent a court order, (3) Landlord and Tenant shall use good faith, commercially reasonable efforts to mitigate the party’s respective damages, (4) Tenant shall be entitled to vacate the Premises for all or part of the Term of this Lease without penalty provided Tenant continues to pay rent and all other changes under the Lease in accordance with the terms of the Lease.

           l0.6  Right to Cure Defaults.  Landlord may, but shall not be obligated to, cure, at any time, following ten (l0) days' prior written notice to Tenant, except in cases of emergency when no notice shall be required, any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorney's fees, in curing a default shall be paid by Tenant to Landlord as additional rent on demand.

           l0.7  Effect of Waivers of Default.  No consent or waiver, express or implied, by Landlord to or of any breach of any covenant, condition or duty of Tenant shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

           10.8           Payment of Cost of Enforcement.  If either party hereto institute any action or proceeding to enforce any provision hereof by reason of any alleged breach of any provision of this Lease, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys' fees and all court costs in connection with such proceeding.

ARTICLE XI

Security Deposit

           11.1           There shall be no Security Deposit due and payable hereunder.

ARTICLE XII

Miscellaneous Provisions

           l2.l  Notice from One Party to the Other.  Any notice from Landlord to Tenant or from Tenant to Landlord shall be deemed duly served if mailed by  certified mail/return receipt requested, Federal Express, UPS or some other similar receipted overnight delivery courier services addressed, if to Tenant, at the Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant.

           l2.2  Quiet Enjoyment.  Landlord agrees that upon Tenant's paying the Rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease and to any mortgage or other instrument which may be superior to this Lease.

           l2.3  Brokerage.  Landlord shall pay to Tenant’s exclusive broker, CB Richard Ellis (“Broker”), a commission in accordance with a separate agreement between Landlord and Broker.  Landlord and Tenant mutually acknowledge that there are no other procuring brokers involved in this transaction other than CB Richard Ellis whom Landlord shall pay in full Tenant shall indemnify Landlord from any claims by any third party.

           l2.4 Lease Not to be Recorded.  Tenant agrees that it will not record this Lease.  Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute. If this Lease is terminated before the Term expires, the parties shall execute, deliver and record an instrument acknowledging such fact and the actual date of termination of this Lease, and Tenant hereby appoints Landlord its attorney-in-fact in its name and behalf to execute such instrument.

           l2.5  Bind and Inure:  Limitation of Landlord's Liability. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that only the original Landlord named herein shall be liable for obligations accruing before the beginning of the Term, and thereafter the original Landlord named herein and each successive owner of the Premises shall be liable only for obligations accruing during the period of its ownership. The obligations of Landlord shall be binding upon the assets of Landlord which comprise only the Building (and the rents, income sales proceeds and insurance proceeds therefrom) but not upon other assets of Landlord nor any other land owned by Landlord near or adjacent to the Building.  Without limiting the next preceding sentence, it is expressly agreed that if Landlord is a trust, Landlord's obligations hereunder shall not be binding upon the trustees of said trust individually nor upon the shareholders or beneficiaries of said trust, but only upon the trustees as trustees and upon their trust estate.

           l2.6  Acts of God.  In any case where either party hereto is required to do any act (other than Tenant's obligation to pay rent), delays caused by or resulting from Acts of God, war, civil commotion, acts of terrorism, fire or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, permitting difficulties, failure to obtain building permit or other causes beyond such party's reasonable control shall not be counted in determining the time during which such act shall be completed, whether such time be designated by a fixed date, a fixed time or "a reasonable time".

           l2.7 Waiver of Subrogation.  Landlord and Tenant waive all rights to recover against each other or against any other tenant or occupant of the building or against the officers, directors, shareholders, partners, joint ventures, employees, agents, customers, invitees, or business visitors of each other or of any other tenant or occupant of the Building for any property loss or damage arising from any cause covered by any insurance required to be carried by each of them pursuant to this Lease or any other insurance actually carried by each of them, including negligence of the other party hereto.  Landlord and Tenant will cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all policies of insurance carried in connection with the Building or the Premises or the contents of either of them.

           l2.8  Status Certificate.  Tenant agrees from time to time, upon not less than twenty (20) days' prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing in form reasonably acceptable to Tenant certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and any Additional Rent and other charges and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets, or counterclaims, setting them forth in reasonable detail), and the dates to which the Annual Fixed Rent and any additional rent and other charges have been paid.  Any such statement delivered pursuant to this Section l2.8 may be relied upon by any prospective purchaser or mortgagee of the Premises, Building or the Complex or any prospective assignee of any such mortgage.

           l2.9  Rights of Mortgagee, Subordination, Estoppel Certifcate.

            l2.9.l  It is agreed that the rights and interest of Tenant under this Lease shall be (i) subject and subordinate to any present or future mortgage or mortgages and to any and all advances to be made thereunder, and to the interest thereon upon the Premises or any property of which the Premises are a part, if the holder of such mortgage or mortgages shall elect, by notice to Tenant, to subject and subordinate the rights and interest of Tenant under this Lease to its mortgage, or (ii) prior to  present or future mortgage or mortgages, if the holder of such mortgage shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to its mortgage.  In the event of either of such elections, and upon notification by the holder of such mortgage or mortgages to that effect, the rights and interest of Tenant under this Lease shall be deemed to be subordinate to, or to have priority over, as the case may be, said mortgage or mortgages, irrespective of the time of execution or time of recording of any such mortgage or mortgages.  Tenant agrees that it will, within twenty (20) days of Tenant’s receipt of a request of Landlord, execute, acknowledge and deliver any and all instruments in form reasonably acceptable to Tenant deemed by Landlord necessary or desirable to give effect to or notice of such subordination or priority.  Any mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the mortgagee deems usual or customary.  No holder of a mortgage shall be liable either as mortgagee or as assignee to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall have acquired indefeasible title to the Premises and then only subject to and with the benefit of the provisions of Section l2.5.  The word "mortgage" as used herein includes mortgages and modifications, consolidations, extensions, renewals, replacements and substitutes thereof.

12.9.2  Within twenty (20) days following the execution of this Lease, Landlord and Tenant shall execute and deliver a subordination, non-disturbance and attornment agreement (“SNDA”) in the form required by Citizens Bank and Landlord shall procure such Citizens Bank execution.

           l2.9.3  Notwithstanding the foregoing, Landlord shall provide for the execution and delivery by Tenant  a SNDA from any mortgagee holding a mortgage and this Lease shall not be subordinate to any such mortgage until such time as the SNDA has been executed and delivered by the holder of such mortgage to Tenant. Such agreement shall be delivered contemporaneously with the execution of the Lease.  In the event that the holder of any mortgage or prospective mortgage on the property of which the Premises are a part, shall request any modification of any of the provisions of this Lease not substantially affecting Tenant’s rights, Tenant agrees to enter into a written agreement in recordable form with such holder or prospective holder, which shall effect such modification and shall provide that such modification shall become effective and binding upon Tenant and shall have the same force as an amendment to this Lease in the event of a foreclosure or other similar action taken by such holder or prospective holder.  A provision directly relating to the rents payable hereunder, the duration of Lease Term hereof, or the size, use or location of the Premises shall be deemed a provision substantially affecting Tenant's rights, as well as a material change in the terms of the Lease in the reasonable judgment of the Tenant.

           l2.9.3a  No assignment or sublease by Tenant of this Lease and no agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify so as to reduce the Rent, change the Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease, shall be valid unless consented to by Landlord's mortgagees of record, if any; provided, that Landlord shall be responsible for obtaining such consent and by executing any such document, shall be deemed to have represented to Tenant that such consent has been obtained. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord's act or failure to act to Landlord's mortgagees of record, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant's rights; and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a Reasonable Time thereafter; but nothing contained in this Section l2.9.3 shall be deemed to impose any obligation on any such mortgagees to correct or cure any such condition. “Reasonable Time" as used above means and includes a reasonable time to obtain possession of the mortgaged premises if the mortgagee elects to do so and a reasonable time to correct or cure the condition if such condition is determined to exist. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may reasonably be deemed necessary to implement the provisions of this Section l2.9.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a mortgagee (particularly, without limitation thereby, the covenants and agreements contained in this Section l2.9) constitute a continuing offer to any person, corporation or other entity becoming the mortgagee of the mortgaged premises, and such mortgagee is hereby constituted an obligee of Tenant to the same extent as though its name were written hereon as such; and such mortgagee shall be entitled to enforce such provisions in its own name.

12.9.4            Landlord and Tenant agree to execute, acknowledge and deliver to the other party, and to any assignee, mortgagee, lender or any other third party which either may designate, a statement in writing (an “Estoppel Certificate”) certifying that, if true, (i) to the best of that party's knowledge, this Lease is unmodified and in full force and effect, (ii) that said party has no known defenses, offsets or counterclaims against its obligations to pay the Rent or any other charges and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any known defenses, offsets or counterclaims, setting them forth in reasonable detail), and (iii) a statement that, to the best of that party's knowledge, the other party is not in default hereunder (or if in default, the general nature of such default).  The Estoppel Certificate shall be delivered by Tenant within thirty (30) days of request thereof by Landlord.

           l2.l0  No Accord and Satisfaction.  No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, additional rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Lease provided.

           l2.l1  Applicable Law and Construction.  This Lease shall be governed by and construed in accordance with the laws of the state in which the Complex is located.  If any term of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.  There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.  If there be more than one tenant of the Premises, the obligations imposed by this Lease upon Tenant shall be joint and several.

           l2.l2 Warranties.  It is agreed that no warranties or representations, either express or implied in law or in fact, have been made by Landlord.

           l2.l3 Submission not an Option.  The submission of this Lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises, or an offer to Lease, it being understood and agreed that this Lease shall not bind Landlord nor Tenant in any manner whatsoever until it has been approved and executed by Landlord and Tenant.

           l2.l4  Holdover by Tenant; Tenant at Will.  If the Tenant remains in possession of the premises after the expiration of the terms of this Lease and continues to pay rent without any express agreement as to holding over, the Landlord's acceptance of rent will be deemed an acknowledgment of the Tenant's holding over upon a month-to-month tenancy, subject, however, to all of the terms and conditions of this Lease except as to the term hereof and any option to renew the term.

           l2.l5  Tenancy at Sufferance.  If the Tenant remains in possession of the Premises after the expiration of the term of this Lease, whether as a month-to-month tenant pursuant to Section l2.l4 or otherwise, and the Landlord at any time declines to accept the rent at the rate specified herein, then the Tenant's holding over thereafter will be deemed to be as a tenant at sufferance.  The Tenant will nevertheless be subject to all of the terms and conditions of this Lease except as to the term hereof and any option to renew the term and except that the Tenant will pay monthly rent at 125% of the amount otherwise due hereunder and, if Tenant remains in occupancy for in excess of sixty (60) days after the expiration of the term of this Lease, Tenant will pay all reasonable and actual losses, costs or damages (including reasonable attorneys' fees) sustained by the Landlord on account of such holding over.

           l2.16 Not a Partnership.  Landlord shall not be deemed, in any way or for any purpose, to have become, by the execution of this Lease or any action taken thereunder, a partner of Tenant in its business or otherwise a joint venturer, or a member of any enterprise with Tenant.

           l2.17  Joint and Several Liability.  If two or more individuals, corporations, partnerships or other business associations, or any combination of two or more thereof, shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay rent and perform all other obligations hereunder shall be deemed to be joint and several.

           l2.18  Items Included in Rent.  Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as Rent, including, without limitation, the Annual Fixed Rent and any Additional Rent, shall constitute rent for the purpose of Section 502(b)(7) of the Bankruptcy Code.

           l2.19  Signs.  Tenant shall not place or install, or permit or suffer to be placed, installed or maintained, any sign upon or outside of the Premises or in any part of the entire Premises unless approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord consents to the installation of Tenant’s signage described herein and as described on Exhibit D attached hereto.  Tenant shall not place, install or maintain on the exterior of the Premises, any awning, canopy, banner, flag, pennant, aerial, tent or the like; nor shall Tenant place or maintain on the glass of any window or door of the Premises, or inside the Premises, any sign, decoration, lettering, advertising matter, shade or blind or other thing of any kind other than signage which has been approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything to the contrary herein contained~~,~~ Tenant shall be granted significant identity on the Building visible from Interstate 95 and monument signage directly in front of the Building, visible from entry streets.  Landlord shall pay for the planning, fabrication, installation and maintenance of such Building and Monument signage.  Tenant shall also be listed on the Building directory and shall be entitled to place signs bearing Tenant’s name inside the Premises which are visible from outside the Premises.

           12.20 Environmental Indemnity.  Tenant shall defend, indemnify and save harmless Landlord and its agents and employees against all loss, liability or expense relating to personal property or economic injury (including any costs incurred by Landlord in connection with the correction of any violation of environmental laws if Landlord is required by law to perform such correction) arising from the presence of hazardous materials located within the Premises or Complex if introduced by Tenant in violation of law.  For purposes of this Lease the term “environmental laws” shall be defined to include all present or future laws or regulations regarding the use, storage, removal or abatement of hazardous, toxic and/or environmentally controlled materials.

Landlord hereby represents to Tenant that, there is no hazardous materials or EHM’s located on the Premises and accordingly hereby agrees to remediate any such hazardous material condition that materially affects Tenant’s use of the Premises.  If Landlord fails to remediate within a period of one hundred eighty (180) days, Tenant’s sole remedy shall be to terminate if the existence of such hazardous materials materially affects Tenant’s use of the Premises.  Landlord shall provide confirmation that the premises are free of any environmentally hazardous material.  Landlord agrees to comply, and to cause other tenants at the Building to comply, with all Environmental Laws concerning the proper storage, handling and disposal of any toxic or hazardous materials or substances.  Anything contained in this Lease to the contrary notwithstanding, Tenant shall have the right to store and use at the Premises reasonable quantities of office supplies and materials.

12.21  Compliance with Laws; Handicap Access  The Building and Common Area ancillary to the Building to be constructed by Landlord on the Complex shall be in compliance with all laws, rules and regulations of any governmental authority applicable thereto, including without limitation, the Americans with Disabilities Act (ADA).

            12.22  Parking.  The building has a five (5) per thousand (1,000) square feet of rentable area parking ratio with building front visitor parking and handicapped parking designated per code.  Tenant shall be granted five (5) parking spaces per thousand (1,000) square feet of rentable area for its use during the Lease Term and any extensions.  All parking is included in Base Rent.

            12.23  Security.  Landlord shall provide limited security for the Building in the form of 24 hour per day guard service and a card key access system.  Tenant shall have the right to install any additional security systems within the Premises, including, but not limited to, a controlled access system for the Premises.

12.24  Crossings Park Land Condominium.  Tenant hereby acknowledges that the Premises and the Building of which it is located is constructed on a land condominium and is therefore subject to the encumbrances, restrictions, bylaws and rules and regulations of the Crossing Park Land Condominium.  The Tenant acknowledges that it has received a copy, read and understands the so-called “condominium documents” that affect the Premises.

12.25           Relationship Disclosure. Landlord represents and warrants that to its best knowledge, if Landlord is an individual, he/she is not, and, if Landlord is an entity other than an individual, no trustee, shareholder, general partner, member, officer, director or employee of Landlord is, an officer, director or employee of Tenant or its affiliates nor a “Family Member” of such officer, director or employee. “Family Member” shall include the son, daughter, stepson, stepdaughter, father, mother, stepfather, stepmother, sibling or spouse of such officer, director or employee.

12.26  Renewal Option.  Provided that Tenant is not in default of any of the terms of the Lease, Tenant shall be granted one (1), five (5) year renewal option under the same conditions except that the Fixed Rent shall be ninety-five percent (95%) of the then current market rental rate but not less than the Fixed Rates shown in Section 1.1.  Tenant shall provide six (6) months notice of its intention to exercise any option.  In calculating “current market rental” the parties shall base such rate on Tenant’s then financial status, the size of the Premises, the comparative value of the building and the term of the Lease.  The parties agree to negotiate such term in good faith.

12.27  Moving Allowance.  Provided Tenant opens for business in the Premises and is not in default of this Lease, Tenant shall be granted a moving allowance in the amount of $2.00 per square foot in the form of a credit against the first rental due under the Lease.

12.28  Expansion Options.  Provided Tenant opens for business in the Premises and is not in default of this Lease, Landlord will continually consult with Tenant on all of Landlord’s leasing activities and shall afford tenant continuous expansion opportunities during the Lease Term.  Landlord, on notice from Tenant will make available an architect/space planner and will prepare test fits and will deliver any expansion space on the same terms as contained herein, provided that the term must be adjusted to reflect a new five (5) year term.

12.29  Right of First Refusal.  Provided Tenant is open for business in the Premises and provided Tenant is not in default of any of its obligations under this Lease, Tenant shall have the right of First Refusal for a period of five (5) days after being notified by Landlord that the Premises or any other comparable space that is completed by Landlord within the term of this Lease is available for lease.  With respect to the aforesaid Right of First Refusal, in the event that a signed letter of intent is not executed by both parties, for whatever reason, within such five (5) day period, then, in that event, Tenant’s Right of First Refusal shall be deemed null and void for all purposes.
12.30  Access.  Tenant will have access to their premises 24 hours a day, 7 days a week, 365 days a year.  Non-regular hour access is provided via a programmable FOB system, or key access system.

12.31  Signage.  Landlord, at Landlord’s cost, shall provide directory signage and suite entry signage.  Directory signage shall include the Lessee’s name and the portion of the signage reserved for Lessee shall be consistent with Lessee’s pro rata share of the Building.

*Signatures on following page*

1 This percentage is  based upon an assumed rentable square footage for the Premises being 5,209.25 square feet which is an estimate only until the plans are prepared by Landlord’s Architect with Tenant’s requirements and have been approved by Tenant and Landlord as.  At such time as the final square footage is determined in accordance with the provisions of Section 2.1 paragraph 2, the parties agree to enter into an amendment to substitute this percentage with a percentage calculated based on the actual rentable square footage.

2 See Footnote #1

IN WITNESS the execution hereof in three or more counterparts and under seal on the day and year first above written.

WITNESS:	LANDLORD:
SOUTH OFFICE AT THE
CROSSINGS LLC

By:
Alfred Carpionato, Member

WITNESS:	TENANT:
ADI TIME LLC

By:
Name:
Title:

STATE OF RHODE ISLAND
PROVIDENCE, SC.

            In Johnston, Rhode Island, on this 30th day of August 2010, before me personally appeared Alfred Carpionato, Member of South Office at the Crossings LLC, to me known and known by me to be the party executing the foregoing instrument, and he acknowledged said instrument, by him executed, to be his free act and deed and the free act and deed of South Office at the Crossings LLC

Notary Public

Print Name:_____________________

My Commission Expires___/____/_____

STATE OF ____________________                                                                 )
)ss
COUNTY OF __________________)

            In _____________________, __________________________, this _____ day of ______________, 2010, before me personally appeared        ________________________            ,  of ADI Time LLC, to me known and known by me to be the party executing the foregoing instrument, and he acknowledged said instrument, by him executed, to be his free act and deed and the free act and deed of ADI Time LLC.

                                                                 Notary Public

                                                                 Print Name:_____________________

                                                                 My Commission Expires___/____/_____